Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Pyxis Oncology, Inc.

November 21, 2023

Via Email Only

Ken Kobayashi [***]

RE: EXECUTIVE EMPLOYMENT AGREEMENT

Dear Dr. Kobayashi:

On behalf of Pyxis Oncology, Inc. (“Pyxis”, or the “Company”), it is my pleasure to confirm the terms and conditions of your employment as Pyxis’s Chief Medical Officer, with such duties and responsibilities as commensurate with such position, as disclosed in the position description and as directly by the Company or the Board. You shall report during your employment to the Company’s Chief Executive Officer (the “CEO”), commencing on November 27, 2023 (the “Start Date”). During your employment with Pyxis, you will devote substantially all of your professional efforts to the business of Pyxis, except that you may engage in the business activities described on Appendix A of this employment agreement (this “Agreement”), and other activities that may be approved in advance by the Company’s Chief Executive Officer, with advice from the Board (which together with the activities set forth on Appendix A may include one for-profit board membership(s)), in each case, so long as these activities do not interfere or conflict with your obligations to the Company. Your employment under the terms of this Agreement shall continue until it terminates in accordance with Section 5 below.

This Agreement supersedes, amends, and restates in all respects all prior agreements and understandings between you and the Company regarding the subject matter herein.

This Agreement is intended to summarize some of the terms and conditions of your employment.

1.
Location. Your primary place of employment will be remote from a location you select. From time to time you will be required to travel to Pyxis’s principal offices in the Boston metropolitan area or other locations as determined by the CEO. You will be reimbursed for any travel expenses from your place of residence to Pyxis offices and Pyxis meetings when work activities necessitate in-person presence. If permanent or semi-permanent relocation to or near the Company’s principal offices is required, then the Company will provide a customary relocation package to the extent any such expenses are not able to be reimbursed by the Company under its travel and entertainment policies.

2.
Compensation.

a.
Base Salary. Your initial annualized base salary rate will be $500,000, less standard deductions and withholding and payable bi-weekly in accordance with Pyxis’s regular payroll practices. Your salary shall be reviewed annually and may be adjusted in connection with any such review.

b.
Bonus Program. You will be eligible for an annual target bonus of 40% of your annual base salary, as determined by the Board in its sole discretion based upon, among other things, the achievement of pre-determined performance milestones. Any annual bonus, if earned, will be paid no later than March 31st of the year immediately following the year to which the applicable annual bonus relates. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.

c.
Option Grants.

i.
Upon commencement of your employment, and as an inducement for you to accept employment with the Company, you will be granted Pyxis stock options (the “Initial Options”) to purchase 1.25% of the Pyxis’s common stock outstanding as of the date of this Agreement. The Initial Options will be granted under the Company’s 2022 Inducement Plan. Subject to the approval of the Company’s Board of Directors or it’s Compensation Committee, the Initial Stock Options will be granted on or before January 1st, 2024 and will have an exercise price per share equal to the closing market price of Pyxis’s common stock on Nasdaq on the date of grant. Vesting terms of Initial Options to purchase 1.00% of the Pyxis’s common stock outstanding will be as below:

•
25% of the stock option vests on the first anniversary of your Start Date, and

•
Thereafter, the remaining 75% of the stock option vests in 36 equal monthly installments until fully vested, on the fourth anniversary of your Start Date.

The remaining Initial Options to purchase 0.25% of the Pyxis’s common stock outstanding will vest upon your achievement of negotiated milestone, which we expect to finalize immediately after commencement of your employment with the Company and prior to actual grant of stock options. In the event of a conflict between the terms of this Agreement and the terms of the 2022 Inducement Plan and the underlying Stock Option Agreement, the terms of the 2022 Inducement Plan and the Stock Option Agreement shall prevail.

ii.
The Initial Options are subject to the terms of the Company’s 2022 Inducement Plan and the applicable Stock Agreement.

iii.
Beginning in calendar year 2024 and subsequent to your Initial Options grant, you will be eligible to participate in the Company’s stock compensation program based on the applicable policies and procedures of the Company. However, it is hereby clarified that the Company is not obligated to maintain your stock option ownership percentage of 1.25%.

d.
Withholding. Pyxis shall withhold from any compensation or benefits payable to you by Pyxis any federal, state and/or local income, employment and/or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.
Benefits.

a.
Other. You will be eligible to participate in the benefits to be offered by Pyxis on the same terms and conditions as it will make such benefits available to similarly situated senior executives of the Company. The benefits are currently expected to include health insurance and such other benefits provided by similar companies of a similar stage, as approved by the Board.

b.
Expenses. Pyxis shall reimburse you for all reasonable expenses of the type authorized by Pyxis and incurred by you in the performance of your duties under this Agreement, all in accordance with the Company’s reimbursement policies.

c.
Terms. As is the case of all employee benefits, such benefits will be governed by the terms and conditions of applicable Pyxis plans or policies, which are subject to change or discontinuation at any time.

4.
Severance.

a.
Definitions. For purposes of this Agreement:

i.
“Accrued Benefits” means: (i) any unpaid base salary for services rendered prior to the date of termination of employment; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any unreimbursed business expenses incurred as of the date of termination of employment in accordance with Pyxis’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the date of termination of employment; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant with or by Pyxis or this Agreement.

ii.
“Cause” means conduct involving one or more of the following by you: (i) material failure to perform a substantial portion of your duties and responsibilities in accordance with the terms or requirements of this Agreement and your position, except in the case of your physical or mental illness; (ii) disloyalty, gross negligence, willful misconduct, or dishonesty that materially injures Pyxis or a breach of fiduciary duty to Pyxis; (iii) the conviction of (x) a felony or (y) a misdemeanor involving moral turpitude or fraud that materially injures Pyxis; (iv) the commission of an act of embezzlement or fraud; or (v) your material breach of this Agreement or any other written agreement between Pyxis and you; provided, in the case of clauses (i), (ii) and (v), that the Company provides you with written notice that specifically identifies the conduct that the Company believes to constitute Cause, and you fail to remedy such conduct within 15 days following your receipt of such notice. Notwithstanding the foregoing, “Cause” shall not include or be predicated upon any act or omission by you which is taken or made either at the direction of the Board or the CEO.

iii.
“Change in Control” shall mean the occurrence of any of the following events: (A) the consummation of merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not hold, directly or indirectly, voting securities representing more than 50% of the outstanding voting power of the surviving entity; or (B) the sale of all or substantially all of the Company’s stock or assets.

iv.
“Good Reason” means, without your express written consent, (i) any reduction in your annual base salary as in effect immediately prior to such reduction other than a reduction which is proportional to general reductions affecting other senior executive officers of Pyxis generally or reduction in annual base target bonus, (ii) any diminution in title or position, change in reporting line to anyone other than the CEO of the Company, or a material reduction in your duties or responsibilities (including without limitation your removal as a Section 16 officer of the Company); (iii) any directive by the Company that you act in conflict with your professional medical obligations or otherwise in violation of law or regulation; or (iv) a material breach by the Company of this Agreement; provided, in each case, that (a) you provide the Company with written notice that specifically identifies the event that you believe to constitute Good Reason within 30 days after you first have knowledge of such event, (b) the Company fails to remedy such event within 30 days following the Company’s receipt of such notice and (c) you actually resign your employment with the Company within 30 days following the end of such 30-day remedy period.

b.
Severance Benefits and Payment.

i.
Generally. If your employment with Pyxis is terminated (x) by Pyxis for any reason other than Cause, or (y) by you for Good Reason, Pyxis will pay you (1) the Accrued Benefits; and (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release in the form attached hereto as Appendix B (the “Separation Agreement and General Release”) and the expiration of any revocation period without the release being revoked, (A) nine (9) months’ base salary, less standard deductions, payable in bi-weekly installments in accordance with the Company’s regular payroll policies over the nine (9) month period following such termination of employment, commencing within 60 days following such termination of employment and with the first payment to include the amounts that would have been paid following such termination of employment but were delayed subject to the effectiveness of the Separation Agreement and General Release; and (B) if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the termination of your employment, your monthly premium under COBRA (plus tax gross-up) on a monthly basis until the earlier of (1) nine (9) months following the effective termination date, or (2) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by Pyxis). A termination of your employment by Pyxis due to physical or mental illness which is not a Disability (as defined herein) shall be treated as an involuntary termination other than for Cause. The term “Disability” shall mean that you have not been able to materially engage in your duties and responsibilities after reasonable accommodation by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days or not less than 120 days during any one-year period.

ii.
In connection with the Change in Control Period.

1.
If your employment with Pyxis is terminated (x) by Pyxis for any reason other than Cause, or (y) by you for Good Reason during the period commencing three (3) months prior to a Change in Control and continuing until the twelve (12) month anniversary of a Change in Control (the “Change in Control Period”), in lieu of the benefits set forth in Section 5(b)(i), Pyxis will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 5(c) below, after the execution and delivery of the Separation Agreement and General Release and the expiration of any revocation period without the release being revoked, (A) twelve (12) months’ base salary plus your annual bonus at one hundred percent (100%) of target, payable in a single lump sum on the 60th day following the termination of your employment (or, if later, on the 60th day following the Change in Control less the base salary continuation previously paid under Section 5(b)(i)(2)(A)); provided, however, that if the termination of employment occurs within three (3) months prior to the Change in Control and the twelve (12) months’ of base salary under this clause (2)(A) constitutes non-qualified deferred compensation within the meaning of Section 409A of the Code, then such base salary shall be payable in bi-weekly installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following such termination of employment in accordance with Section 5(b)(i)(2) to the extent required to comply with Section 409A of the Code, and (B) if you elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, your monthly premium under COBRA (plus a tax gross-up) on a monthly basis until the earlier of (1) twelve (12) months following the effective termination date, or (2) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by Pyxis). A termination of your employment by Pyxis due to physical or mental illness which is not a Disability shall be treated as an involuntary termination other than for Cause.

2.
In addition to the severance benefits and payments set forth in Section 5(b)(ii)(1), if your employment with Pyxis is terminated during the Change in Control Period (x) by Pyxis for any reason other than Cause or (y) by you for Good Reason, then the Equity Grants shall immediately vest with respect to 100% of the shares subject to the applicable Equity Grants and become exercisable; provided, however, that if the Company or its successor entity (if applicable) does not assume, substitute or continue the unvested portion of any Equity Grants in connection with the Change in Control, then 100% of the unvested portion of the applicable Equity Grants will vest and the applicable Equity Grants will become exercisable immediately prior to the date of the Change in Control, contingent on the consummation of the Change in Control.

c.
Eligibility for Severance. Eligibility for receipt of the items in Section 4(b) above, shall be conditioned on your (i) returning to Pyxis promptly upon termination of your employment all of its property, including confidential information and all electronically stored information, and (ii) signing and not revoking the Separation Agreement and General Release.

d.
Accrued Benefits. The Accrued Benefits shall be paid to you (or your estate in the event of your death) upon termination of employment regardless of the circumstances giving rise to such termination.

5.
At-Will Employment. Your employment with Pyxis is at will, meaning it may be terminated by you or Pyxis at any time, subject to Section 4 above, for any reason with or without Cause. You understand that this Agreement is not a contract for employment for a definite term.

6.
Proprietary Information, Inventions and Non-Solicitation Agreement. This offer of employment is subject to the Proprietary Information, Inventions and Non-Solicitation Agreement attached as Appendix C, which shall be effective as of the date set forth therein. For the avoidance of doubt, nothing in the Proprietary Information Agreement or otherwise will prohibit or restrict you from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority. You cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and you shall have the right to disclose trade secrets in confidence to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each of the Company and you also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in the Proprietary Information Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

7.
No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to Pyxis that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement or that would be violated by your employment by Pyxis. You agree that you will not take any action on behalf of Pyxis or cause Pyxis to take any action that will violate any agreement that you have with a prior employer.

8.
Delayed Commencement Date for Payments and Benefits.

a.
The intent of the parties hereto is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If you notify Pyxis (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits)

would cause you to incur any additional tax or interest under Code Section 409A and Pyxis concurs with such belief or Pyxis independently makes such determination, Pyxis shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Pyxis of the applicable provision without violating the provisions of Code Section 409A.

b.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A, then (i) each such payment which is conditioned upon your execution and non- revocation of the Release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) each such payment to which you become entitled under this Agreement in connection with your termination of employment, shall be made or provided to you prior to the earlier of (x) the expiration of the 6 month period measured from the date of your “separation from service” with Pyxis (as such term is defined in Code Section 409A) or (y) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For clarity, a Change in Control shall not be deemed to have occurred for purposes of any provision of this Agreement unless such Change in Control also constitutes a “change in control event” within the meaning of Code Section 409A.

c.
For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Pyxis. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

d.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Pyxis or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e.
If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

9.
280G. In the event that the amount of any compensation, payment or distribution by Pyxis or its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity- based payments and acceleration not subject to Section 409A of the Code; (iv) equity-based payments and acceleration subject to Section 409A of the Code; and (v) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation §1.280G- 1, Q&A- 24(b) or (c). For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 9 shall be made by a nationally recognized accounting firm or a firm specializing in Section 280G calculations selected by Pyxis, which shall provide detailed supporting calculations both to Pyxis and you.

The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by Pyxis. Notwithstanding the foregoing, if (i) Pyxis is not publicly traded prior to the occurrence of a change in control such that the private company exception pursuant to Q & A #7 of the regulations promulgated under Section 280G of the Code is applicable and (ii) you request that Pyxis seek shareholder approval of the portion of any payments to be made to you which are parachute payments under Section 280G and exceed 2.99 times your “base amount” (as such term is defined in Section 280G) in order that, upon obtaining such approval, all of the payments will be exempt from the excise taxes imposed under Sections 280G and 4999 of the Code, Pyxis shall use its reasonable best efforts to obtain such approval.

10.
Miscellaneous.

a.
This offer of employment is made subject to you having the legal right to work in the United States.

b.
Your employment with Pyxis is subject to all Company policies and procedures, and Pyxis retains the right to change its policies or procedures at any time. Such policies may include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of Pyxis’s common stock.

c.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

d.
Neither this Agreement nor any of your rights or obligations hereunder shall be assignable by you. Pyxis may assign this Agreement or any of its obligations hereunder to any subsidiary of Pyxis, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Pyxis. This Agreement is intended to bind and inure to the benefit of and be enforceable to you and Pyxis and Pyxis’s permitted successors and assigns.

e.
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

g.
The Company agrees that it will, with respect to your acts or failures to act in connection with your job duties and responsibilities during your employment with the Company, and subject to all applicable terms, conditions, and limitations, provide you with the same indemnification protections (including but not limited to pursuant to the Company’s by- laws and any applicable insurance policies) as it provides, if any, to the other senior officers of the Company.

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If the foregoing is acceptable, please indicate your agreement by signing below and returning the original signed Agreement (keeping a copy for your own records) to me on or before November 27, 2023. If you have any further questions or require additional information, please feel free to contact me.

Sincerely,

PYXIS ONCOLOGY, INC.

By:	/s/ Lara Sullivan
Lara S. Sullivan, M.D.
President & Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Ken Kobayashi
Date:	11/21/2023

Appendices:

Appendix A -	Approved Activities
Appendix B -	Separation Agreement and General Release
Appendix C -	Proprietary Information, Inventions and Non-Solicitation Agreement